Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated March 12, 2007 relating to the balance sheets of Community Bank & Trust Company as of December 31, 2006 and 2005, and the related statements of income, changes in shareholders’ equity, comprehensive income, and cash flows for each of the years ended December 31, 2006, 2005 and 2004 in this Form S-4 Registration Statement and any amendment thereto of Chittenden Corporation. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ SHATSWELL, MacLEOD & COMPANY, P.C.

SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts

September 13, 2007